BIOHARVEST SCIENCES INC.

EQUITY INCENTIVE COMPENSATION PLAN

Article I

ESTABLISHMENT, PURPOSE AND DURATION

1.1 Establishment of the Plan. The following is the equity incentive compensation plan (the “Plan”) of BioHarvest Sciences Inc. (the “Corporation”), pursuant to which security-based compensation Awards (as defined below) may be granted to Permitted Participants (as defined below). The name of the plan is the BioHarvest Sciences Inc. Equity Incentive Compensation Plan.

The Plan permits the grant of Restricted Share Units (as such terms are defined below). The Plan was approved by the Board (as defined below) on November 9, 2023 and is being put forth before the Shareholders (as defined below) on December 14, 2023, and will be effective upon receipt of shareholder approval on December 14, 2023, until the date it is terminated by the Board in accordance with the Plan.

1.2 Purposes of the Plan. The purposes of the Plan are to (i) provide the Corporation with a mechanism to attract, retain and motivate highly qualified directors, officers, employees and consultants; (ii) align the interests of Participants with those of Shareholders generally; and (iii) enable and encourage Participants to participate in the long-term growth of the Corporation through the acquisition of Shares (as defined below) as long-term investments.

Article II

DEFINITIONS

Whenever used in the Plan, the following terms shall have the respective meanings set forth below, unless the context clearly requires otherwise, and when such meaning is intended, such term shall be capitalized.

“Affiliate” means any corporation, partnership or other entity (i) in which the Corporation, directly or indirectly, has majority ownership interest or (ii) which the Corporation controls. For the purposes of this definition, the Corporation is deemed to “control” such corporation, partnership or other entity if the Corporation possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, partnership or other entity, whether through the ownership of voting securities, by contract or otherwise, and includes a corporation which is considered to be a subsidiary for purposes of consolidation under International Financial Reporting Standards.

“Award” means a grant under the Restricted Share Units, subject to the terms of the Plan.

“Award Agreement” means either (i) a written agreement entered into by the Corporation or an Affiliate and a Participant setting forth the terms and provisions applicable to Awards granted under the Plan; or (ii) a written statement issued by the Corporation or an Affiliate to a Participant describing the terms and provisions of such Award. All Award Agreements shall be deemed to incorporate the provisions of the Plan, subject to such modifications or additions as the Committee may, in its sole discretion, determine appropriate. An Award Agreement need not be identical to other Award Agreements either in form or substance.

“Blackout Period” means a period during which designated persons cannot trade Shares pursuant to the applicable law or Corporation’s policy, if any, respecting restrictions on trading which is in effect at that time.

“Board” means the Board of Directors of the Corporation as may be constituted from time to time.

“Change of Control” means the occurrence of any one or more of the following events:

(a)the acceptance by the holders of Shares, representing in the aggregate more than 50% of the number of Shares then issued and outstanding, of any offer, whether by way of a takeover bid or otherwise, for all or any of the Shares of the Corporation;

(b)the acquisition, by whatever means (including, without limitation, amalgamation, arrangement, consolidation or merger), by a person (or two or more persons who in such acquisition have acted jointly or in concert or intend to exercise jointly or in concert any voting rights attaching to the Shares acquired), directly or indirectly, of the beneficial ownership of such number of Shares or rights to Shares, which together with such person’s then owned Shares and rights to Shares, if any, represent (assuming the full exercise of such rights to voting securities) more than 50% of the combined voting rights of the Corporation’s then outstanding Shares, inclusive of the Shares that would be outstanding on the full exercise of all rights to Shares;

(c)the entering into of any agreement by the Corporation to merge, consolidate, amalgamate, initiate an arrangement or be absorbed by or into another corporation;

(d)the passing of a resolution by the Board or Shareholders to substantially liquidate the assets or wind-up the Corporation’s business or significantly rearrange its affairs in one or more transactions or series of transactions or the commencement of proceedings for such a liquidation, winding-up or re-arrangement (except where such re-arrangement is part of a bona fide reorganization of the Corporation in circumstances where the business of the Corporation is continued and where the shareholdings remain substantially the same following the re-arrangement as that which existed prior to the re-arrangement); and

(e)individuals who were members of the Board immediately prior to a meeting of the Shareholders involving a contest, for or an item of business relating to the election of Directors not constituting a majority of the Board following such election.

“Committee” means the Board or if so delegated in whole or in part by the Board, any duly authorized committee of the Board appointed by the Board to administer the Plan.

“Consultant” means an individual who (or a corporation or partnership (a “Consultant Company”) of which the individual is an employee, shareholder or partner which):

(i)is engaged to provide, on an ongoing bona fide basis, consulting, technical, management or other services to the Company or a subsidiary of the Company other than in relation to a distribution of the Company’s securities;

(ii)provides the services under a written contract between the Consultant or Consultant Company and the Company or subsidiary;

(iii)in the reasonable opinion of the Company, spends or will spend a significant amount of time and attention on the business and affairs of the Company or subsidiary of the Company; and

(iv)has a relationship with the Company or subsidiary of the Company that enables the individual to be knowledgeable about the business and affairs of the Company or subsidiary.

“Corporate Reorganization” shall have the meaning ascribed thereto in Section 4.4 hereof.

“Corporation” means BioHarvest Sciences Inc. and its successors and Subsidiaries.

“Director” means any individual who is a member of the Board.

“Disability” means the disability of the Participant, which would entitle the Participant to receive disability benefits pursuant to the long-term disability plan of the Corporation (if one exists) then covering the Participant, provided that the Board may, in its sole discretion, determine that, notwithstanding the provisions of any such long-term disability plan, the Participant is permanently disabled for the purposes of the Plan.

“Dividend Equivalent” means a right with respect to an Award to receive cash, Awards or other property equal in value and form to dividends declared by the Board and paid with respect to outstanding Shares. Dividend Equivalents shall not apply to an Award unless specifically provided for in the Award Agreement, and if specifically provided for in the Award Agreement shall be subject to such terms and conditions set forth in such Award Agreement as the Committee shall determine.

“Employee” means an:

(i)an individual who is considered an employee of the Company or its subsidiary;

(ii)an individual who works full-time for the Company or a related entity providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source; or

(iii)an individual who works for the Company or a related entity on a continuing and regular basis for a minimum amount of time per week (the number of hours should be disclosed in the submission) providing services normally provided by an employee and who is subject to the same control and discretion by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source.

“Exchange” means the Canadian Securities Exchange “Exchange Policies” mean the rules and policies of the Exchange applicable to security-based compensation arrangements, as amended from time to time.

“FMV” means, unless otherwise required by any applicable provision of any regulations thereunder or by any applicable accounting standard for the Corporation’s desired accounting for Awards or by the Exchange Policies, a price that is determined by the Committee, provided that such price cannot be less than the greater of the (i) closing market price on the trading day prior to the date of grant and (ii) the closing market price on the date of grant.

“Insider” means: (i) Director or Officer; (ii) a director or officer of a subsidiary of the Company; or (iii) a person that beneficially owns or controls, directly or indirectly, Shares carrying more than 10% of the voting rights attached to all outstanding Shares of the Company.

“Management Company Employee” means an individual employed by a person providing management services to the Company, which are required for the ongoing successful operation of the business enterprise of the Company, but excluding a person engaged in investor relations.

“Notice Period” means any period of contractual notice or reasonable notice that the Corporation or an Affiliate may be required at law, by contract or otherwise agrees to provide to a Participant upon termination of employment, whether or not the Corporation or Affiliate elects to pay severance in lieu of providing notice to the Participant, provided that where a Participant’s employment contract provides for an increased severance or termination payment in the event of termination following a Change of Control, the Notice Period for the purposes of the Plan shall be the Notice Period under such contract applicable to a termination which does not follow a Change of Control.

“Officer” means an officer, as defined under applicable securities laws, of the Corporation or an Affiliate.

“Participant” means a Person who has been selected to receive an Award when such Participant was a Permitted Participant and their heirs, executors and administrators, or who has an outstanding Award granted under the Plan.

“Period of Restriction” means the period when an Award of Restricted Share Units is subject to forfeiture based on the passage of time, the achievement of performance criteria, and/or upon the occurrence of other events as determined by the Committee, in its discretion.

“Permitted Participant” means an Employee, a Director, a director of an Affiliate, an Officer, a Management Company Employee or a Consultant.

“Restricted Share Unit” means an Award denominated in units subject to a Period of Restriction, with a right to receive Shares upon settlement of the Award, granted under Article VI hereof and subject to the terms of the Plan.

“Retirement” or “Retire” means a Participant’s permanent withdrawal from employment or office with the Corporation or an Affiliate on terms and conditions accepted and determined by the Board.

“Shareholders” means shareholders of the Corporation.

“Shares” means common shares in the capital of the Corporation.

“Stock Option Plan” means the “rolling up to 15%” stock option plan of the Corporation, as amended from time to time.

“Subsidiary” means a body corporate that is controlled by the Corporation and, for the purposes of this definition, a body corporate will be deemed to be controlled by the Corporation if the Corporation, directly or indirectly, has the power to direct the management and policies of the body corporate by virtue of ownership of, or direction over, voting securities in the body corporate.

“Termination Date” means the date on which a Participant ceases to be a Permitted Participant as a result of a termination of employment, officer position, board service or consulting arrangement with the Corporation or any Affiliate for any reason, including death, Retirement, resignation or termination with or without cause. For the purposes of the Plan, a Participant’s employment, officer position, board service or consulting arrangement with the Corporation or an Affiliate shall be considered to have terminated effective on the last day of the Participant’s actual and active employment, officer position or board or consulting service with the Corporation or the Affiliate whether such day is selected by agreement with the individual, unilaterally by the Corporation or the Affiliate and whether with or without advance notice to the Participant. For the avoidance of doubt, no period of notice or pay in lieu of notice that is given or that ought to have been given under applicable law in respect of such termination of employment that follows or is in respect of a period after the Participant’s last day of actual and active employment shall be considered as extending the Participant’s period of employment for the purposes of determining his or her entitlement under the Plan.

“Voting Securities” shall mean any securities of the Corporation ordinarily carrying the right to vote at elections of Directors and any securities immediately convertible into or exchangeable for such securities.

Article III

ADMINISTRATION

3.1General. The Committee shall be responsible for administering the Plan. The Committee may employ legal counsel, consultants, accountants, agents and other individuals, any of whom may be a Permitted Participant, and the Committee, the Corporation, and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee shall be final, conclusive and binding upon the Participants, the Corporation, and all other interested parties. No member of the Committee will be liable for any action or determination taken or made in good faith with respect to the Plan or Awards granted hereunder. Each member of the Committee shall be entitled to indemnification by the Corporation with respect to any such determination or action in the manner provided for by the Corporation.

3.2Authority of the Committee. The Committee shall have full and exclusive discretionary power to determine the terms and provisions of Award Agreements, to interpret the terms and the intent of the Plan and any Award Agreement or other agreement ancillary to or in connection with the Plan, to determine eligibility for Awards, and to adopt such rules, regulations and guidelines for administering the Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including grant, exercise price, issue price and vesting terms, determining any performance goals applicable to Awards and whether such performance goals have been achieved, and, subject to Article XIII hereof, adopting modifications and amendments to the Plan or any Award Agreement, including, without limitation, any that are necessary or appropriate to comply with the laws or compensation practices of the jurisdictions in which the Corporation and the Affiliates operate.

3.3Delegation. The Committee may delegate to one or more of its members any of the Committee’s administrative duties or powers as it may deem advisable, provided, however, that any such delegation must be permitted under applicable corporate law.

Article IV

SHARES SUBJECT TO THE PLAN AND GENERAL TERMS APPLICABLE TO AWARDS

4.1Maximum Number of Shares Available for Awards. The maximum number of Shares issuable pursuant to the Awards issued under the Plan shall not exceed the number that is equal to 5% of the issued and outstanding Shares at the time of grant. Stock options of the Company granted under the Stock Option Plan shall not be included in the maximum number of Shares issuable pursuant to this Plan. Awards that have been settled in cash, cancelled, terminated, surrendered, forfeited or expired without being exercised, and pursuant to which no Shares have been issued, shall continue to be issuable under the Plan.

4.2Award Grants to Individuals. The maximum number of Shares for which Awards and other security-based compensation may be issued to any Participant in any 12-month period under the Plan and all of the Corporation’s other previously established or proposed security-based compensation arrangements shall not exceed 5% of the outstanding Shares, calculated on the date an Award is granted to the Participant. The maximum number of Shares for which Awards and other security-based compensation may be issued to persons undertaking Investor Relations activities, within any 12-month period, under the Plan and all of the Corporation’s other previously established or proposed security-based compensation arrangements shall not exceed 2% of the outstanding Shares, calculated on the date an Award or other security-based compensation is granted to the Consultant or any such person, as applicable.

4.3Award Grants to Insiders. the maximum number of Shares for which Awards and other security-based compensation may be issued to Insiders (as a group) at any point in time under the Plan and all of the Corporation’s other previously established or proposed security-based compensation arrangements shall not exceed 10% of the outstanding Shares; and (ii) the aggregate number of Awards and other security-based compensation granted to Insiders (as a group), within any 12-month period, under the Plan and all of the Corporation’s other previously established or proposed share compensation arrangements shall not exceed 10% of the outstanding Shares, calculated at the date an Award or other security-based compensation is granted to any Insider.

4.4Adjustments in Authorized Shares. Subject to the Corporation obtaining prior acceptance from the Exchange, if required, except in connection with a share split or reverse share split, in the event of any corporate event or transaction (each, a “Corporate Reorganization”) (including, but not limited to, a change in the Shares or the capitalization of the Corporation) such as a merger, arrangement, amalgamation, consolidation, reorganization, recapitalization, separation, stock dividend, extraordinary dividend, share split, reverse share split, split up, spin-off or other distribution of stock or property of the Corporation, combination of securities, exchange of securities, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to Shareholders, or any similar corporate event or transaction, the Committee shall make or provide for such adjustments or substitutions, as applicable, in the number and kind of Shares that may be issued under the Plan, the number and kind of Shares subject to outstanding Awards, the FMV applicable to outstanding Awards, the limit on issuing Awards equal to at least the FMV of a Share on the date of grant and any other value determinations applicable to outstanding Awards or to the Plan, as are equitably necessary to prevent dilution or enlargement of Participants’ rights under the Plan that otherwise would result from such corporate event or transaction.

The Committee shall also make appropriate adjustments in the terms of any Awards under the Plan as are equitably necessary to reflect such Corporate Reorganization and may modify any other terms of outstanding Awards, including modifications of performance criteria and lengths of Periods of Restriction. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan, provided that any such adjustments must comply with all regulatory requirements.

Subject to the provisions of Article X hereof, and any applicable law or regulatory requirement, including Exchange acceptance, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance, assumption, substitution or conversion of Awards under the Plan in connection with any Corporate Reorganization, upon such terms and conditions as it may deem appropriate. Additionally, the Committee may amend the Plan, or adopt supplements to the Plan, in such manner as it deems appropriate to provide for such issuance, assumption, substitution or conversion as provided in the previous sentence.

4.5Term. The term of any Award grant shall not exceed ten (10) years, subject to extension where the expiration of an Award falls within a Blackout Period, in accordance with Section

4.6 hereof, as applicable.

4.6Expiry of Options during Blackout Periods. If an Award expires during a Blackout Period then, notwithstanding the terms of the Awards, the term of the Award shall be extended and the Award shall expire ten (10) business days after the termination of the Blackout Period, provided that: (i) the Blackout Period was formally imposed by the Corporation pursuant to its internal trading policies as a result of the bona fide existence of undisclosed material information, (ii) the Blackout Period expired upon the general disclosure of the undisclosed material information referred to in paragraph (i), and (iii) the Corporation or applicable Participant is not subject to a cease trade order or similar order under applicable securities laws.

4.7Vesting of Awards. Unless otherwise specified in an Award Agreement, and subject to any provisions of the Plan or the applicable Award Agreement relating to acceleration of vesting of Awards, Awards shall vest at the discretion of the Committee, provided, however that no Award may vest before the date that is one (1) year following the date of the grant of the Award, unless the Award Agreement permits acceleration of vesting in the event of the death of the Participant, or where the Participant ceases to be a Permitted Participant in connection with a Change of Control, as further set out in Article IX hereof.

4.8Restricted Periods; Legends. Where applicable, Awards and the Shares underlying such Awards shall be subject to resale restrictions in accordance with applicable securities laws. Award Agreements entered into with Participants pursuant to this Plan shall bear the legend or legends evidencing such restrictions.

Article V

ELIGIBILITY AND PARTICIPATION

5.1Eligibility. Awards under the Plan shall be granted only to bona fide Permitted Participants.

5.2Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, in its sole discretion select from among Permitted Participants, those to whom Awards shall be granted under the Plan, and shall determine in its discretion the nature, terms, conditions and amount of each Award.

5.3Representations of Employees, Consultants and Management Company Employee. Every instrument evidencing an Award granted to an Employee, Consultant or Management Company Employee shall contain a representation by the Corporation and the Participant that the Participant is a bona fide Employee, Consultant or Management Company Employee.

Article VI

RESTRICTED SHARE UNITS

6.1Grant of Restricted Share Units. Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Restricted Share Units to Participants in such amounts and upon such terms as the Committee shall determine.

6.2Restricted Share Unit Agreement. Each Restricted Share Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Restricted Share Units granted, the settlement date for Restricted Share Units, and any such other provisions as the Committee shall determine, provided that unless otherwise determined by the Committee or as set out in any Award Agreement, no Restricted Share Unit shall vest later than allowed by the Exchange Policies. The Committee shall impose, in the Award Agreement at the time of grant, such other conditions and/or restrictions on any Restricted Share Units granted pursuant to the Plan as it may deem advisable, including, without limitation, restrictions based upon the time-based restrictions on vesting or settlement and, restrictions under applicable laws or under the Exchange Policies.

6.3Non-transferability of Restricted Share Units. The Restricted Share Units granted herein may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the date of settlement through delivery or other payment, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Award Agreement at the time of grant or thereafter by the Committee. All rights with respect to the Restricted Share Units granted to a Participant under the Plan shall be available in accordance with Section 6.5 hereof.

6.4 Dividends and Other Distributions. During the Period of Restriction, Participants holding Restricted Share Units granted hereunder may, if the Committee so determines, be credited with Dividend Equivalents while they are so held in a manner determined by the Committee in its sole discretion. Dividend Equivalents shall not apply to an Award unless specifically provided for in the Award Agreement. The Committee may apply any restrictions to the Dividend Equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of Dividend Equivalents, including cash or Awards. In the event the Committee determines to pay Dividend Equivalents in Awards, the maximum aggregate number of Shares issuable pursuant to the Awards must be included in calculating the limits set forth in this Plan, including, but not limited to, the limits set forth in Sections 4.1, 4.2 and 4.3. hereof In the event that a Dividend Equivalent payable in Awards would exceed any of the limits set out herein, the Corporation shall pay the Participant the cash sum equal to the FMV of the Shares issuable pursuant to the Awards multiplied by the number of Shares issuable pursuant to the Awards that would have exceeded the applicable limit if issued to the Participant.

6.5Death, Disability, Retirement and Termination or Resignation of Employment. If the Award Agreement does not specify the effect of a termination or resignation of employment then the following default rules will apply:

(a)Death: If a Participant dies while a Permitted Participant:

(i)all unvested Restricted Share Units as at the Termination Date shall automatically and immediately vest; and

(ii)all vested Restricted Share Units (including those that vested pursuant to Paragraph (i) above) shall be paid to the Participant’s estate in accordance with the terms of the Plan and the Award Agreement, provided, however, that any such payment or settlement of Restricted Share Units to such Participant’s estate must be completed within a period not exceeding twelve (12) months after the death of such Participant.

(b)Disability: If a Participant ceases to be a Permitted Participant as a result of their Disability,

then all Restricted Share Units remain and continue to vest in accordance with the terms of the Plan for a period of ninety (90) days (or such longer period not to exceed twelve (12) months as may be determined by the Board in its sole discretion) after the Termination Date, provided that any Restricted Share Units that have not vested within 90 days (or such longer period not to exceed twelve (12) months as may be determined by the Board in its sole discretion) after the Termination Date shall automatically and immediately expire and be forfeited on such date.

(c)Retirement: If a Participant Retires while a Permitted Participant then the Board shall have the discretion, with respect to such Participant’s Restricted Share Units, to determine: (i) whether to accelerate vesting of any or all of such Restricted Share Units, (ii) whether any of such Restricted Share Units shall be cancelled, with or without payment, and (iii) how long, if at all, such Restricted Share Units may remain outstanding following the Termination Date; provided, however, that in no event shall such Restricted Share Units remain outstanding for more than twelve (12) months after the Termination Date.

(d)Termination for cause: If a Participant ceases to be a Permitted Participant as a result of their termination for cause, then all Restricted Share Units, whether vested or not, as at the Termination Date shall automatically and immediately be forfeited.

(e)Termination without cause or Voluntary Resignation: If a Participant ceases to be a Permitted Participant for any reason, other than as set out in Paragraphs (a) to (d) hereof, then, unless otherwise determined by the Board in its sole discretion, as of the Termination Date:

(i)all unvested Restricted Share Units shall automatically and immediately be forfeited; and

(ii)all vested Restricted Share Units shall be paid to the Participants in accordance with the terms of the Plan and the Award Agreement, provided that all such awards shall:

(f)expire within a reasonable period, not exceeding twelve (12) months, following the date the applicable Participant ceases to be a Permitted Participant; and

(g)vest in accordance with Section 4.8 hereof.

6.6Payment in Settlement of Restricted Share Units. When and if Restricted Share Units become payable, the Participant issued such Restricted Share Units shall be entitled to receive payment from the Corporation in settlement of such Restricted Share Units: (i) in a number of Shares (issued from treasury or purchased in the market by the Corporation) equal to the number of Restricted Share Units being settled, (ii) an amount in cash equivalent to the number of the outstanding Restricted Share Units held by such Participant multiplied by the FMV as at the applicable settlement date or Termination Date, (iii) in some combination thereof, or (iv) subject to prior written approval of the Exchange, if required, in such other form, all as determined by the Committee at its sole discretion, subject to the Exchange Policies. The Committee’s determination regarding the form of payout shall be set forth or reserved for later determination in the Award Agreement for the grant of the Restricted Share Units.

Article VII

BENEFICIARY DESIGNATION

7.1Beneficiary. A Participant’s “beneficiary” is the person or persons entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant’s death. A Participant may designate a beneficiary or change a previous beneficiary designation at such times as prescribed by the Committee and by using such forms and following such procedures approved or accepted by the Committee for that purpose. If no beneficiary designated by the Participant is a Permitted Participant at the time of such Participant’s death, the beneficiary shall be the Participant’s estate.

7.2Discretion of the Committee. Notwithstanding the provisions above, the Committee may, in its discretion, after notifying the affected Participants, modify the foregoing requirements, institute additional requirements for beneficiary designations, or suspend the existing beneficiary designations of living Participants or the process of determining beneficiaries under this Article VII, or both, in favour of another method of determining beneficiaries.

Article VIII

RIGHTS OF PERMITTED PARTICIPANTS

8.1Employment. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Corporation or an Affiliate to terminate any Participant’s employment, consulting or other service relationship with the Corporation or the Affiliate at any time, nor confer upon any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Corporation or the Affiliate.

Neither an Award nor any benefits arising under the Plan shall constitute part of an employment, consulting or other service relationship with the Corporation or an Affiliate, and, accordingly, subject to the terms of the Plan, the Plan may be terminated or modified at any time in the sole and exclusive discretion of the Committee or the Board without giving rise to liability on the part of the Corporation or the Affiliates for severance payments or otherwise, except as provided in the Plan.

For purposes of the Plan, unless otherwise provided by the Committee, a transfer of employment of a Participant between the Corporation and an Affiliate or among Affiliates, shall not be deemed a termination of employment. The Committee may provide, in a Participant’s Award Agreement or otherwise, the conditions under which a transfer of employment to an entity that is spun off from the Corporation or an Affiliate shall not be deemed a termination of employment for purposes of an Award.

8.2Participation. No Permitted Participant shall have the right to be selected to receive an Award. No Participant selected to receive an Award shall have the right to be selected to receive a future Award, or, if selected to receive a future Award, the right to receive such future Award on terms and conditions identical or in proportion in any way to any prior Award.

8.3Rights as a Shareholder. A Participant shall have none of the rights of a Shareholder with respect to Shares covered by any Award until the Participant becomes the holder of such Shares.

Article IX

CHANGE OF CONTROL

9.1Change of Control and Termination of Employment. Subject to Sections 4.8 and 10.2 hereof and the terms and provisions of any Award Agreement, in the event of a Change of Control, any Awards held by a Participant who ceases to be a Permitted Participant in connection with the Change of Control, shall, if determined by the Committee in its sole discretion, automatically vest either during the term of the Award or within 90 days after the date of such Change of Control, whichever first occurs.

9.2Discretion to t h e Board. Notwithstanding any other provision of the Plan, in the event of an actual or potential Change of Control, the Board may, in its sole discretion, without the necessity or requirement for the agreement of any Participant: (i) accelerate, conditionally or otherwise, on such terms as it sees fit (including, but not limited to those set out in (iii) and (iv) below), the vesting date of any Awards; (ii) permit the conditional redemption or exercise of any Awards, on such terms as it sees fit; (iii) otherwise amend or modify the terms of any Awards, including for greater certainty by (1) permitting Participants to exercise or redeem any Awards to assist the Participants to participate in the actual or potential Change of Control, or (2) providing that any Awards exercised or exercised shall be exercisable or redeemed for, in lieu of Shares, such property (including shares of another entity or cash) that Shareholders will receive in the Change of Control; and (iv) terminate, following the successful completion of a Change of Control, on such terms as it sees fit, the Awards not exercised or redeemed prior to the successful completion of such Change of Control.

9.3Nonoccurrence of Change of Control. In the event that any Awards are conditionally exercised pursuant to Section 10.2 hereof and the Change of Control does not occur, the Board may, in its sole discretion, determine that any (i) Awards so exercised shall be reinstated as the type of Award prior to such exercise, and (ii) Shares issued be cancelled and any exercise or similar price received by the Corporation shall be returned to the Participant.

9.4Agreement with Purchaser in a Change of Control. In connection with a Change of Control, the Board may be permitted to condition any acceleration of vesting on the Participant entering into an employment, confidentiality or other agreement with the purchaser in connection with the Change of Control as the Board deems appropriate.

Article X

AMENDMENT AND TERMINATION

10.1Amendment and Termination. The Board may, at any time, suspend or terminate the Plan. Subject to compliance with any applicable law, including the Exchange Policies, the Board may also, at any time, amend or revise the terms of the Plan necessary to comply with any requirement of the Exchange. No such amendment of the Plan or Award Agreement may be made if such amendment would materially and adversely impair any rights arising from any Awards previously granted to a Participant under the Plan without the consent of the Participant or the representatives of his or her estate, as applicable.

10.2Reduction of Grant or Exercise Price. Disinterested Shareholder approval as required by the Exchange Policies shall be obtained for any reduction in the grant or exercise price, or an extension of the term of an Award, if the Participant is an Insider of the Corporation at the time of the proposed amendment.

Article XI

WITHHOLDING

11.1Withholding. The Corporation or any of the Affiliates shall have the power and the right to deduct or withhold, or require a Participant to remit to the Corporation or the Affiliate, an amount sufficient to satisfy federal, provincial and local taxes or domestic or foreign taxes required by law or regulation to be withheld with respect to any taxable event arising from or as a result of the Plan or any Award hereunder. The Committee may provide for Participants to satisfy withholding requirements by having the Corporation withhold and sell Shares or the Participant making such other arrangements, including the sale of Shares, in either case on such conditions as the Committee specifies, provided, however, that any such withholding arrangement must comply with the Exchange Policies and shall not, without limitation, result in an alteration of the exercise price of an Award or create a “net exercise” feature, except where permitted under this Plan and pursuant to the Exchange Policies.

11.2Acknowledgement. Each Participant acknowledges and agrees that the ultimate liability for all taxes legally payable by such Participant is and remains such Participant’s responsibility and may exceed the amount actually withheld by the Corporation. Each Participant further acknowledges that the Corporation: (a) makes no representations or undertakings regarding the treatment of any taxes in connection with any aspect of the Plan; and (b) does not commit to and is under no obligation to structure the terms of the Plan to reduce or eliminate such Participant’s liability for taxes or achieve any particular tax result. Further, if a Participant has become subject to tax in more than one jurisdiction, such Participant acknowledges that the Corporation may be required to withhold or account for taxes in more than one jurisdiction.

Article XII

SUCCESSORS

12.1Any obligations of the Corporation or the Affiliates under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Corporation or the Affiliates, respectively, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the businesses and/or assets of the Corporation or the Affiliate, as applicable.

Article XIII

GENERAL PROVISIONS

13.1Delivery of Title. The Corporation shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:

(a)Obtaining any approvals from governmental agencies that the Corporation determines are necessary or advisable; and

(b)Completion of any registration or other qualification of the Shares under any applicable law or ruling of any governmental body that the Corporation determines to be necessary or advisable.

13.2Investment Representations. The Committee may require each Participant receiving Shares pursuant to an Award under the Plan to represent and warrant in writing that the Participant is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

13.3No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award Agreement. In such an instance, unless the Committee determines otherwise, fractional Shares and any rights thereto shall be forfeited or otherwise eliminated.

13.4Other Compensation and Benefit Plans. Nothing in the Plan shall be construed to limit the right of the Corporation or an Affiliate to establish other compensation or benefit plans, programs, policies or arrangements, including, without limitation, the Stock Option Plan. Except as may be otherwise specifically stated in any other benefit plan, policy, program or arrangement, no Award shall be treated as compensation for purposes of calculating a Participant’s rights under any such other plan, policy, program or arrangement.

13.5No Constraint on Corporate Action. Nothing in the Plan shall be construed (i) to limit, impair or otherwise affect the Corporation’s or the Affiliates’ right or power to make adjustments, reclassifications, reorganizations or changes in its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets, or (ii) to limit the right or power of the Corporation or the Affiliates to take any action which such entity deems to be necessary or appropriate.

13.6Compliance with Canadian Securities Laws. All Awards and the issuance of Shares underlying such Awards issued pursuant to the Plan will be issued pursuant to an exemption from the prospectus requirements of Canadian securities laws where applicable.

13.7Compliance with U.S. Securities Laws. All Awards and the issuance of Shares underlying such Awards issued pursuant to the Plan will be issued pursuant to the registration requirements of the U.S. Securities Act of 1933, as amended or an exemption from such registration requirements. If the Awards or Shares are not so registered and no such registration exemption is available, the Corporation shall not be required to issue any Shares otherwise issuable hereunder.

Article XIV

LEGAL CONSTRUCTION

14.1Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

14.2Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

14.3Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or securities exchanges as may be required. The Corporation or an Affiliate shall receive the consideration required by law for the issuance of Awards under the Plan.

The inability of the Corporation or an Affiliate to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Corporation or the Affiliate to be necessary for the lawful issuance and sale of any Shares hereunder, shall relieve the Corporation or the Affiliate of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

14.4Governing Law. The Plan and each Award Agreement shall be governed by the laws of the Province of British Columbia and the laws of Canada applicable therein excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

BIOHARVEST SCIENCES INC.

APPENDIX – ISRAEL

TO THE EQUITY INCENTIVE COMPENSATION PLAN

1. GENERAL

1.1. This Israeli Appendix (the “Israeli Appendix”) to the BioHarvest Sciences Inc. Equity Incentive Compensation Plan(as amended from time to time) (the “Plan” and the “Company”, respectively) shall apply only to Participants (as defined in the Plan) who are residents of the State of Israel or those who are deemed to be residents of the State of Israel for the purpose of payment of tax (the “Israeli Participants”). The grant of Restricted Share Units (“RSUs”) to an Israeli Participant shall be subject to the fulfillment of the conditions set forth below and pursuant to and subject to the terms and conditions set forth in the Plan. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Plan.

1.2. This Israeli Appendix is to be read as a continuation of the Plan and only refers to RSUs granted to Israeli Participants so that they comply with the requirements set by the Israeli law in general, and in particular with the provisions of Section 102 (as defined below), and any regulations, rules, orders or procedures promulgated thereunder, as may be amended or replaced from time to time. For the avoidance of doubt, this Israeli Appendix does not add to nor modify the Plan in respect of Participants who are non Israeli Participants.

1.3. The Plan and this Israeli Appendix are complementary to each other and shall be deemed one document. In any case of contradiction, whether explicit or implied, between the provisions of this Israeli Appendix and the Plan, the provisions set out in this Israeli Appendix shall prevail with respect to RSUs granted to Israeli Participants.

1.

2. DEFINITIONS

2. The following definitions shall be in effect under the Israeli Appendix:

2.1. “Affiliate” means any “employing company” within the meaning of Section 102(a) of the Ordinance.

2.2. “Approved 102 RSU” means an RSU granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Participant.

2.3. “Controlling Shareholder” means a “controlling shareholder” as defined in Section 32(9) of the Ordinance.

2.4. “Employee” means an Israeli Participant who is employed by, or serving as a director or an Office Holder of, the Company or any other employee company as defined in Section 102(a) of the Ordinance; provided such employee, director or office holder is not a Controlling Shareholder.

2.5. “ITA” means the Israeli Tax Authorities.

2.6. “Non-Employee” means an Israeli Participant that is not an Employee, including an Israeli Participant that (i) serves as a consultant, adviser, or service provider, or (ii) is a Controlling Shareholder.

2.7. “Office Holder” means an “office holder” as defined under the Israeli Companies Law, 1999.

2.8. “102 Capital Gain RSU” means an Approved 102 RSU elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

2.9. “102 RSU” means any RSU granted pursuant to Section 102.

2.10. “102 Ordinary Income RSU” means an Approved 102 RSU elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

2.11. “Ordinance” means the Israeli Tax Ordinance (New Version), 1961.

2.12. “Section 102” means Section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

2.13. “3(i) RSU” means an RSU granted pursuant to Section 3(i) of the Ordinance.

2.14. “Trustee” means any individual or entity appointed by the Company and approved by the ITA to serve as trustee of Approved 102 RSUs.

2.15. “Unapproved 102 RSU” means an RSU granted pursuant to Section 102(c) ofthe Ordinance and not held in trust by a Trustee.

3.

3. ISSUANCE OF RSUs; ELIGIBILITY

3.1. The persons eligible for participation in the Plan under the Israeli Appendix shall include any Employees or Non-Employees of the Company or of any Affiliate; provided, however, that (i) Employees may only be granted 102 RSUs; and (ii) Non-Employees may only be granted 3(i) RSUs.

3.2. The Company may designate RSUs granted to Employees as Approved 102 RSUs or Unapproved 102 RSUs.

3.3. The grant of Approved 102 RSUs shall be made under this Israeli Appendix and shall be conditioned upon the approval of this Israeli Appendix by the ITA.

3.4. Approved 102 RSUs may either be classified as 102 Capital Gain RSUs (“CGRs”) or 102 Ordinary Income RSUs (“OIRs”).

3.5. No Approved 102 RSUs may be granted under this Israeli Appendix to any Employee, unless and until the Company elects to classify its Approved 102 RSUs as CGRs or OIRs and appropriately files notice of such election with the ITA (the “Election”). The Election shall become effective beginning the first date of grant of an Approved 102 RSU under this Israeli Appendix and may not be changed until the end of the year following the year during which the Company first granted Approved 102 RSUs under such Election. The Election shall obligate the Company to grant only the type of Approved 102 RSU it has elected, and shall apply to all Employees who were granted Approved 102 RSUs during the time the Election is in effect, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 RSUs and 3(i) RSUs simultaneously.

3.6. All Approved 102 RSUs must be held in trust by a Trustee, as described in Section 4 below.

3.7. The terms and conditions upon which RSUs shall be issued and become payable shall be as specified in the Award Agreement (as defined in the Plan) to be executed pursuant to the Plan and to this Israeli Appendix. Each Award Agreement shall state, inter alia, the type of RSU granted thereunder (whether a CGR, OIR, Unapproved 102 RSU or a 3(i) RSU).

4.

4. TRUSTEE

5. The provisions of this Section shall apply with respect of Approved 102 RSUs:

4.1. Approved 102 RSUs, any shares issued upon such Approved 102 RSUs becoming payable and other shares received subsequently following any realization of rights, including without limitation, bonus shares, shall be allocated or issued to the Trustee and held for the benefit of the Participant.

4.2. Approved 102 RSUs and any shares received subsequently following 102 RSUs becoming payable, shall be held by the Trustee for such period of time as required by Section 102 (the “Holding Period”).

4.3. The Participant shall not be entitled to sell or release from trust the Approved 102 RSUs or shares issued upon their becoming payable, until the lapse of the Holding Period.

4.4. In the event the requirements of Section 102 are not met, the Participant shall not be entitled to the tax treatment available for Approved 102 RSUs and the Approved 102 RSUs may be regarded as Unapproved 102 RSUs, all in accordance with the provisions of Section 102.

4.5. Notwithstanding anything to the contrary, the Trustee may hold the release of any Approved 102 RSUs or shares issued upon Approved 102 RSUs becoming payable, until the full payment of the Participant’s tax liabilities arising in respect thereof.

4.6. As a condition for issuance of Approved 102 RSUs, the Israeli Participant shall execute an undertaking, in form to be provided by the Company, acknowledging the terms of issuance under Section 102 and releasing the Trustee from any liability for actions or decisions made in good faith by the Trustee.

6.

5. FAIR MARKET VALUE FOR TAX PURPOSES

7. Without derogating from the definition of “Fair Market Value” included in the Plan, if at the date of grant the Company’s shares are listed on any established stock exchange or a national market system or will be registered for trading within ninety (90) days following the date of grant, then solely for the purpose of determining the tax liability of CGRs pursuant to Section 102(b)(3) of the Ordinance, the fair market value of the shares shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

8.

6. RSUs BECOMING PAYABLE

6.1. RSUs shall become payable in accordance with the terms of the Plan, but in any event, in accordance with the instructions of the Trustee and the requirements of Section 102.

6.2. If the Participant ceases to be employed or engaged by the Company or any Affiliate, then at the request of the Company, the Participant shall extend to the Company and/or its Subsidiaries a security or guarantee for the payment of tax due at the time of sale of shares, pursuant to the Company’s policies and in accordance with any applicable provisions of Section 102.

9.

7. RESTRICTIONS ON ASSIGNABILITY AND SALE OF RSUs

10. Without derogating from any restriction on assignability or transferability specified in the Plan, as long as RSUs issued under this Israeli Addendum or Shares purchased upon such RSUs becoming payable and/or any other securities issued with respect thereto, are held by the Trustee for the benefit of an Israeli Participant, such Israeli Participant may not transfer, assign, pledge or mortgage any rights with respect of the RSUs and/or the shares issuable upon the RSUs becoming payable (as applicable), other than by will or laws of descent and distribution. The terms of this Israeli Addendum and the Plan shall be binding on the executors, administrators, heirs, and successors of RSUs. Notwithstanding the foregoing, if any such sale, assignment, pledge, mortgate or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance shall apply to and shall be borne by the Israeli Participant.

11.

8. TAX CONSEQUENCES

8.1. Without derogating from the Plan, the Trustee may withhold taxes according to requirements of applicable laws, rules and regulations, including withholding taxes at source, from any payment to the Participant. Furthermore, the Israeli Participant shall indemnify the Company, its Subsidiaries and the Trustee and hold them harmless from and against any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.

8.2. The Company and the Trustee shall not be required to release any RSUs, shares, or share certificate to an Israeli Participant until all required payments have been fully made and satisfactory evidence was provided to the Company and the Trustee.

8.3. Neither the Corporation and/or Subsidiary nor the Board shall have any liability to any Israeli Participant, or to any other party, if an RSU (or any portion thereof) that is intended to be qualified as Capital Gain RSU is determined by the Board, ITA or the Trustee not to be qualified as Capital Gain RSU.

12.

9. GOVERNING LAW & JURISDICTION

This Israeli Appendix shall be governed by, construed and enforced in accordance with the laws of the State of Israel, without giving effect to the principles of conflict of laws.

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